Exhibit 5.1

STINSON MORRISON HECKER LLP

www.stinson.com

1201 Walnut, Suite 2900

Kansas City, MO 64106-2150

Tel (816) 842-8600

May 28, 2009

NIC Inc.

25501 West Valley Parkway, Suite 300

Olathe, KS 66061

Re:          Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to NIC Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company on or about the date hereof under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to registration of an additional 5,000,000 shares of the Company’s common stock, $0.0001 par value per share (collectively, the “Shares”), to be issued by the Company under its 2006 Amended and Restated Stock Option and Incentive Plan, as amended (the “Plan”).

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below.  We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of Delaware and the federal law of the United States of America.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals and (iii) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  This opinion assumes that the provisions of the Company’s Certificate of Incorporation will not be amended after the date hereof.

Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, assuming that upon issuance such Shares together with all shares of common stock previously issued or reserved for issuance and not duly and lawfully retired do not exceed 200,000,000 shares, and assuming that the consideration paid for such Shares complies with the applicable provisions of the Delaware General Corporation Law and the Delaware Constitution regarding the form and amount of consideration required for valid issuance of capital stock, upon the issuance and sale of said 5,000,000 Shares for the consideration and upon the terms and conditions set forth in the Plan, said Shares will be legally issued, fully paid and non-assessable.

We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Commission.

Sincerely,

STINSON MORRISON HECKER LLP

/s/ Stinson Morrison Hecker LLP